THE DOE RUN RESOURCES CORPORATION

                                    SUITE 300
                               1801 PARK 270 DRIVE
                               ST. LOUIS, MO 63146

Contact:

Steven C. Balet
MacKenzie Partners, Inc.
(212) 929-5500


FOR IMMEDIATE RELEASE

   Doe Run Resources Announces Extension of Expiration Time of Exchange Offer,
                       Cash Offer and Exchange/Loan Offer

      St. Louis, MO: August 7, 2002 The Doe Run Resources Corporation ("Doe Run") announced today that it was (i) amending the terms of its Exchange Offer, Cash Offer and Exchange/Loan Offer (the "Offers") made pursuant to its Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation dated June 6, 2002 (as amended and supplemented to date, the "Offering Memorandum") so as to change the minimum tender required for consummation of the Offers with respect to its Floating Interest Rate Senior Notes to 86% from 90% of the aggregate principal amount thereof outstanding and (ii) extending the expiration time, as required by law, of the Offers until 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 14, 2002. The minimum tender required for consummation of the Offers with respect to Doe Run's Senior Secured Notes and Senior Notes will remain 90% of the aggregate principal amount thereof outstanding. Doe Run has received overwhelming support for the Offers, as evidenced by the participation in the Offers, to the best of Doe Run's knowledge, of approximately 95% of Doe Run's aggregate principal amount of Notes outstanding. As of the date hereof, to the best of Doe Run's knowledge, the minimum tender required for the consummation of the Offers, as amended, has been achieved. There can be no assurance that Doe Run will be able to consummate the Offers successfully.

      Holders with questions concerning how to participate in the Offers or wishing to obtain copies of the Offering Memorandum, additional Letters of Transmittal or any other documents relating to the various offers should direct all inquiries to the information agent, MacKenzie Partners, Inc., at (212) 929-5500 or (800) 322-2885 (toll-free). Beneficial owners may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offers.

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      This press release is not an offer to purchase any of the Notes. The offer to purchase Notes and the Offers will only be made in accordance with the Offering Memorandum.

      Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "expect," "anticipate," "intend," "believe," "foresee" and similar expressions are intended to identify such forward-looking statements; however, this press release also contains other forward-looking statements. Doe Run cautions that there are various important factors that could cause actual events to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated events will occur. Among such factors are: the involvement of Doe Run's secured and unsecured creditors in any restructuring negotiations; competitive pressure in Doe Run's market; business conditions in the mining and lead industry generally; general economic conditions and the risk factors detailed from time to time in Doe Run's periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, Doe Run does not undertake to update them in any manner except as may be required by the Securities and Exchange Commission under federal laws.

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